Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Improvement in
First Quarter 2010 Financial Results, Led by Floating Rig Fleet
     HOUSTON, April 29, 2010 - Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended March 31, 2010 of $80.7 million, or $0.45 per diluted share. The results compared to a loss from continuing operations, net of tax, for the three months ended December 31, 2009 of $23.2 million, or $0.13 per diluted share. The results for the fourth quarter of 2009 included an accrual of $56.2 million relating to the possible resolution with the Department of Justice and Securities and Exchange Commission of potential liability under the U.S. Foreign Corrupt Practices Act and a tax benefit of $5.1 million. Excluding these items, the company had income from continuing operations, net of tax, for the fourth quarter of 2009 of $27.9 million, or $0.16 per diluted share. For the three months ended March 31, 2009, income from continuing operations, net of tax, was $148.9 million, or $0.84 per diluted share. Revenues for the first quarter of 2010 totaled $362.8 million compared to $316.7 million in the fourth quarter of 2009 and $451.9 million during the first quarter of 2009.
     Net income for the three months ended March 31, 2010 was $73.0 million, or $0.41 per diluted share, including a loss from discontinued operations of $7.7 million, or $0.04 per diluted share. The reported results compared to a net loss for the three months ended December 31, 2009 of $32.8 million, or $0.19 per diluted share, including a loss from discontinued operations of $9.6 million, or $0.06 per diluted share. For the three months ended March 31, 2009, net income was $158.9 million, or $0.90 per diluted share, including income from discontinued operations of $10.0 million, or $0.06 per diluted share.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., commented, “First quarter 2010 financial results rebounded from the final quarter of 2009 with the return to service of the Pride North America and Pride South Pacific following the completion of scheduled shipyard projects, along with lower out-of-service time throughout the floating rig fleet. Also, operating costs in the quarter declined 6% from the fourth quarter of 2009, due largely to lower repair and maintenance expense in our floating rig fleet and reduced activity in the jackup rig fleet, partially offset by increasing start-up costs associated with the new drillships. Our floating rig fleet contributed 96% of total earnings before interest, taxes, depreciation and amortization (EBITDA) from our operating segments in the quarter.”
     “The Deep Ocean Ascension, the first of our four ultra-deepwater drillships under construction, was delivered from the Samsung Heavy Industries shipyard during the first quarter. The rig is currently in transit to the U.S. Gulf of Mexico where we expect to commence a five-year contract during the third quarter of 2010, following field testing and client acceptance. Construction of the Deep Ocean Clarion, the second scheduled delivery in the construction program, is progressing as originally planned, and we expect to take delivery of the rig in August 2010. Like the Deep Ocean Ascension, the rig will mobilize to the U.S. Gulf of Mexico with a five-year contract expected to commence in January 2011. The remaining two drillships in the deepwater expansion program, the Deep Ocean Mendocino and Deep Ocean Molokai, remain on schedule for shipyard completions in January and December of 2011, respectively.”
     In closing, Raspino noted, “Despite short-term headwinds relating to growing deepwater rig supply, we remain confident that the deepwater sector presents the most compelling case for long-term growth in the offshore drilling industry. The sector is benefitting from excellent exploration success, expanding geographic and geologic reach, a growing base of multi-year development projects, enabling technologies and increasingly complex well construction requirements. Also, crude oil prices have sustained a trading range over the past nine months that is supportive of increased deepwater exploration and production spending from our clients. Our company is well-positioned to benefit from these sector attributes, and we expect to secure contracts for our deepwater rigs available in 2011 and 2012, including the Deep Ocean Molokai.”
     The company’s balance sheet at March 31, 2010 included cash and cash equivalents of $347 million compared to $763 million at December 31, 2009. The decline was largely the result of the final milestone payment made on delivery of the Deep Ocean Ascension. Total long-term debt at March 31, 2010 was $1.2 billion and stockholders’ equity was $4.3 billion, resulting in a debt-to-total-capital ratio of 21%. The company expects its debt-to-total-capital ratio to peak at approximately 28% later this year. The higher ratio would follow delivery of the second drillship, the Deep Ocean Clarion, and as preparations are made to take delivery of the third drillship, the Deep Ocean Mendocino.
     Net cash flows from operating activities were $100.2 million during the first quarter of 2010 while capital expenditures, excluding capitalized interest, in the quarter totaled $494 million, including capitalized interest. Approximately $422 million of the capital expenditures were associated with the drillship construction program, including rig mobilization costs, capital spares and other start-up costs. Estimated total capital expenditures for 2010 are $1.05 billion, or an estimated $551 million over the remaining three quarters in 2010. An estimated $1.27 billion of capital expenditures are required to complete the drillship construction program, which includes rig mobilization costs, capital spares and other start-up costs. Approximately $739 million is expected to be spent through the delivery of the Deep Ocean Mendocino, which is scheduled in January 2011.

     Deepwater Segment
     Revenues from the company’s Deepwater segment improved 24% in the three months ended March 31, 2010 to $220.8 million compared to $178.1 million in the fourth quarter of 2009. Earnings from operations almost doubled to $87.5 million compared to $47.4 million over the same comparative period. Approximately 69% of total EBITDA from our operating segments in the first quarter of 2010 was contributed by the Deepwater segment, or $108.2 million, up from $67.3 million in the fourth quarter of 2009. The improved financial performance was driven primarily by increased utilization on the semisubmersible rigs Pride North America and Pride South Pacific, with both rigs completing planned shipyard programs that consumed all or a substantial portion of days in the fourth quarter of 2009. The return to service of both rigs contributed significantly to a 13-point rise in segment utilization to 88% during the first quarter of 2010, up from 75% in the fourth quarter of 2009. The increase in first quarter 2010 segment utilization was partially offset by out-of-service time on the semisubmersible rig Pride Carlos Walter, which began a planned 50-day shipyard program on March 15, 2010, and repairs on the semisubmersible rig Pride Rio de Janeiro. Also contributing to the improved first quarter financial performance was a 4% increase in average daily revenues to $335,100 compared to $322,700 in the fourth quarter of 2009, resulting primarily from the commencement of the Pride South Pacific contract offshore Equatorial Guinea. Segment operating costs, before client reimbursables, increased 2% in the first quarter of 2010 compared to fourth quarter 2009 levels, as higher labor costs, increased fleet activity and start-up expenses relating to hiring and training of personnel for the ultra-deepwater drillship additions Deep Ocean Ascension and Deep Ocean Clarion, were partially offset by lower repair and maintenance expenses. At March 31, 2010, the Deepwater segment had 100% of the available rig days remaining in 2010 under contract, with 80% under contract in 2011, 67% in 2012 and 55% in 2013.
     The company maintains a guarded near- to intermediate-term outlook for the deepwater sector, as new rig capacity and existing rig availability increase at a time when customer demand continues to develop at a slow pace, and some short-term customer needs are met through the subleasing of rig time. These factors are expected to present resistance to improvement in dayrates during 2010 and into 2011.
     Despite short-term uncertainties, the company’s long-term outlook for the sector remains strong, supported in part by continued exploration success. Following a record year in 2009 with 25 announced deepwater discoveries, an additional eight discoveries have been announced through March 2010, placing the year on pace to exceed the 2009 record. Many of these discoveries are expected to lead to multi-year project developments in the coming years. In addition, the expansion of deepwater drilling programs beyond the traditional basins in Brazil, Angola and the U.S. Gulf of Mexico are expected to continue while emerging and frontier areas, such as Equatorial Guinea, Ghana, the Eastern Mediterranean and the east coast of Africa, become the latest additions to a growing list of deepwater areas of interest. Also, the complexity of many deepwater drilling programs is growing and requires the advanced well construction features and numerous efficiencies provided by the industry’s new ultra-deepwater technology, including the advanced features on the company’s ultra-deepwater drillships under construction. Finally, the continued strength of crude oil prices, which averaged $79 per barrel during the first quarter of 2010 and have sustained a trading range of $65 to $85 per barrel over the past nine months, is expected to bolster client confidence toward future deepwater exploration and production spending plans.
     Midwater Segment
     Higher utilization and an improvement in average daily revenues contributed to a 24% increase in revenues from the company’s Midwater segment during the first quarter of 2010 to $94.2 million compared to $75.7 million in the fourth quarter of 2009. Earnings from operations and EBITDA totaled $30.9 million and $42.9 million, respectively, during the first quarter of 2010, up significantly from $7.9 million and $19.1 million in the fourth quarter of 2009. The improved financial results were due in part to increased utilization, higher average daily revenues and a 9% decrease in segment operating expenses, driven in part by a reduction in repair and maintenance expenses. Segment utilization reached 66% in the first quarter of 2010 compared to 55% in the fourth quarter of 2009, as the semisubmersible rigs Sea Explorer and Pride Mexico recorded utilization at or near 100% following out-of-service events in the fourth quarter of 2009. The semisubmersible rigs Pride Venezuela and Pride South Seas remained idle throughout the first quarter, with the Pride South Seas cold stacked and not expected to be reactivated before the end of the year. The utilization improvement on the Pride Mexico resulted in higher first quarter 2010 bonus revenues from the rig, which contributed to the increase in segment average daily revenues to $265,000, up from $249,100 in the fourth quarter of 2009. At March 31, 2010, the Midwater segment had 67% of the available rig days remaining in 2010 under contract, with 65% under contract in 2011, 35% in 2012 and 14% in 2013.
     Client demand for midwater rigs advanced modestly in early 2010, but improvement was due primarily to seasonal patterns in the United Kingdom and Norwegian sectors of the North Sea. A large percentage of the industry’s fleet is expected to complete contracts in 2010 while weakness in the deepwater segment for conventionally moored rigs continues to persist, presenting a continued threat to near-term midwater sector fundamentals, as these more capable deepwater units bid reduced dayrates for work programs in shallower water depths. As a result, midwater sector utilization and dayrates are expected to remain under pressure for the balance of 2010. Contract opportunities in several offshore regions may offer some encouragement for later in the year, with client needs visible in Brazil and in the Asia Pacific region where several discoveries have been announced in 2010 offshore China and Australia.
     The company is increasingly optimistic regarding the potential reactivation of the semisubmersible rig Pride Venezuela during 2010. The rig is expected to exit a shipyard in the Middle East in July 2010.
     Independent Leg Jackup Segment
     Revenues from the company’s seven independent leg jackup rigs were $31.6 million during the first quarter of 2010 compared to $43.9 million during the fourth quarter of 2009. Segment utilization declined to 45% in the first quarter of 2010 compared to 56% in the fourth quarter of 2009, while average daily revenues declined to $110,100 compared to $122,500 over the same comparative period. Three rigs were idle throughout the first quarter, including the Pride Tennessee, Pride Wisconsin and Pride Pennsylvania. In addition, the Pride Cabinda and Pride Montana were in shipyards for a portion of the quarter for repairs and maintenance. The shipyard programs have been completed and both rigs are back in service. The lower segment activity and reduced average daily revenues resulted in a loss from operations in the first quarter of 2010 of $1.2 million compared to earnings from operations in the fourth quarter of 2009 of $3.1 million. Segment EBITDA was $6.3 million in the first quarter compared to $10.8 million in the fourth quarter of 2009. Segment operating costs declined 24% in the first quarter compared to fourth quarter 2009 costs, driven primarily by the reduced activity. At March 31, 2010, the Independent Leg Jackup Segment had 19% of the available rig days remaining in 2010 under contract, with 7% under contract in 2011 and no rig days under contract beyond 2011.
     The outlook for the industry’s standard international-class jackup rig fleet remains tenuous at best, due to growing new jackup capacity, a large supply of idle rigs and declining contract backlogs. At present, four of the company’s seven jackup rigs are idle, with limited prospects for work over the course of the year.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 24 rigs, including three deepwater drillships, 12 semisubmersible rigs, seven independent leg jackups, and two managed deepwater rigs. The company also has three ultra-deepwater drillships under construction. The company’s floating rig fleet operates primarily offshore Brazil and West Africa, and in 2010, will expand into the U.S. Gulf of Mexico deepwater region, led by the Deep Ocean Ascension.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, April 29, 2010 to discuss results for the first quarter of 2010, recent events and management’s operational and marketing outlook. Individuals who wish to participate in the conference call should dial 913-312-6674 and refer to confirmation code 4730417 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on April 29 and can be accessed by dialing 719-457-0820 and referring to pass code 4730417. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.
     The company has provided adjusted income from continuing operations in order to provide meaningful comparisons between current results and prior operating periods. Management believes that adjusted income from continuing operations included in this release is an appropriate measure of the continuing and normal operations of the company. However, it should be considered in addition to, and not as a substitute, or superior to, income (loss) from continuing operations, net income (loss) or other measures of financial performance prepared in accordance with GAAP. For purposes of the calculation of adjusted income from continuing operations per share for the three months ended December 31, 2009, the weighted average shares outstanding—diluted was increased by 566,000 shares to a total of 174,917,000 shares. Such additional shares are not included in the weighted average shares outstanding—diluted prepared on a GAAP basis because their effect is antidilutive.

     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
REVENUES
Revenues excluding reimbursable revenues	$357.4	$439.3
Reimbursable revenues	5.4	12.6

	362.8	451.9

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	200.9	200.2
Reimbursable costs	4.2	11.2
Depreciation and amortization	42.1	39.5
General and administrative, excluding depreciation and amortization	29.5	29.0
Gain on sales of assets, net	(0.2)	(0.4)

	276.5	279.5

EARNINGS FROM OPERATIONS	86.3	172.4

OTHER INCOME, NET
Interest expense, net of amounts capitalized	—	—
Interest income	0.2	1.3
Other income, net	8.9	3.1

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	95.4	176.8
INCOME TAXES	(14.7)	(27.9)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	80.7	148.9
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(7.7)	10.0

NET INCOME	$73.0	$158.9

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.45	$0.84
Income (loss) from discontinued operations	(0.04)	0.06

Net income	$0.41	$0.90

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.45	$0.84
Income (loss) from discontinued operations	(0.04)	0.06

Net income	$0.41	$0.90

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.4	173.3
Diluted	175.9	173.3

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$346.8	$763.1
Trade receivables, net	261.4	256.2
Deferred income taxes	9.6	21.6
Prepaid expenses and other current assets	74.7	123.3

Total current assets	692.5	1,164.2

PROPERTY AND EQUIPMENT	6,590.1	6,091.0
Less: accumulated depreciation	1,238.7	1,200.7

Property and equipment, net	5,351.4	4,890.3
INTANGIBLE AND OTHER ASSETS, NET	75.6	88.4

Total assets	$6,119.5	$6,142.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	112.8	132.4
Accrued expenses and other current liabilities	282.2	339.7

Total current liabilities	425.3	502.4

OTHER LONG-TERM LIABILITIES	109.2	118.3

LONG-TERM DEBT, NET OF CURRENT PORTION	1,154.8	1,161.7

DEFERRED INCOME TAXES	90.3	102.7

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.8
Paid-in capital	2,073.6	2,058.7
Treasury stock	(21.2)	(16.4)
Retained earnings	2,283.8	2,210.8
Accumulated other comprehensive income	1.9	2.9

Total stockholders’ equity	4,339.9	4,257.8

Total liabilities and stockholders’ equity	$6,119.5	$6,142.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$73.0	$158.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	42.1	53.6
Amortization and write-offs of deferred financing costs	0.6	0.4
Amortization of deferred contract liabilities	(13.4)	(13.4)
Gain on sales of assets, net	(0.2)	(4.9)
Deferred income taxes	2.2	4.3
Excess tax benefits from stock-based compensation	(2.6)	(0.1)
Stock-based compensation	8.1	8.9
Other, net	0.2	0.2
Net effect of changes in operating accounts	(11.3)	(57.2)
Change in deferred gain on asset sales and retirements	—	4.4
Increase (decrease) in deferred revenue	(0.9)	3.5
Increase in deferred expense	2.4	7.6

NET CASH FLOWS FROM OPERATING ACTIVITIES	100.2	166.2
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(516.7)	(213.7)
Proceeds from dispositions of property and equipment	0.4	0.6

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(516.3)	(213.1)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Repayments of borrowings	(7.1)	(7.1)
Net proceeds from employee stock transactions	4.3	1.8
Excess tax benefits from stock-based compensation	2.6	0.1

NET CASH FLOWS USED IN FINANCING ACTIVITIES	(0.2)	(5.2)
Decrease in cash and cash equivalents	(416.3)	(52.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	763.1	712.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$346.8	$660.4

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Deepwater revenues:
Revenues excluding reimbursables	$217.9	$176.0	$212.1
Reimbursable revenues	2.9	2.1	6.4

Total Deepwater revenues	220.8	178.1	218.5

Midwater revenues:
Revenues excluding reimbursables	93.8	74.0	129.0
Reimbursable revenues	0.4	1.7	2.7

Total Midwater revenues	94.2	75.7	131.7

Independent Leg Jackups revenues:
Revenues excluding reimbursables	31.4	43.2	78.2
Reimbursable revenues	0.2	0.7	0.2

Total Independent Leg Jackups revenues	31.6	43.9	78.4

Other	16.2	17.4	23.1
Corporate	—	1.6	0.2

Total revenues	$362.8	$316.7	$451.9

Earnings (loss) from continuing operations:
Deepwater	$87.5	$47.4	$103.9
Midwater	30.9	7.9	58.6
Independent Leg Jackups	(1.2)	3.1	39.3
Other	0.6	0.9	1.9
Corporate	(31.5)	(82.8)	(31.3)

Total	$86.3	$(23.5)	$172.4

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q1 2010		Q4 2009		Q1 2009
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$335,100	88%	$322,700	75%	$334,900	91%
Midwater	$265,000	66%	$249,100	55%	$265,000	92%
Independent Leg Jackups	$110,100	45%	$122,500	56%	$126,500	98%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q1 2010	Q4 2009	Q1 2009
Deepwater
Income from continuing operations	$87.5	$47.4	$103.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	20.7	19.9	18.8

EBITDA	108.2	67.3	122.7

Midwater
Income from continuing operations	30.9	7.9	58.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	12.0	11.2	11.5

EBITDA	42.9	19.1	70.1

Independent Leg Jackups
Income (loss) from continuing operations	(1.2)	3.1	39.4
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.5	7.7	7.0

EBITDA	6.3	10.8	46.4

Other & Corporate
Loss from continuing operations	(36.5)	(81.6)	(53.0)
Plus: Total interest expense, net	(0.2)	(0.4)	(1.3)
Plus: Income tax provision	14.7	(0.8)	27.9
Plus: Depreciation and amortization	1.9	1.9	2.2

EBITDA	(20.1)	(80.9)	(24.2)

Total Pride International Inc.
Income (loss) from continuing operations	80.7	(23.2)	148.9
Plus: Total interest expense, net	(0.2)	(0.4)	(1.3)
Plus: Income tax provision	14.7	(0.8)	27.9
Plus: Depreciation and amortization	42.1	40.7	39.5

EBITDA	$137.3	$16.3	$215.0